EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

                             DATED AS OF MAY , 1999

                                  BY AND AMONG

                           ATLAS ENVIRONMENTAL, INC.,
                      SOUTH FLORIDA THERMAL SERVICES, INC.,
                       FLORIDA SPECIALIZED CARRIERS, INC.,
                             KLEENSOIL INT'L., INC.,
                                 TRANSOIL, INC.,
                          WASTE MAGIC RECYCLERS, INC.,
                     WASTE MAGIC RECYCLERS PALM BEACH, INC.,
                      WASTE MAGIC RECYCLERS CENTRAL, INC.,
                    HOMESTEAD LANDFILL & RECYCLING MGMT. CO.,
                        NAPLES RECYCLING RESOURCES, INC.,
                        SOUTH FLORIDA RECOVERY, INC. AND
                            ROYAL CROWN CARTING, INC.
                        AND SONEET R. KAPILA, AS TRUSTEE
                          (COLLECTIVELY, THE "SELLER")

                                       AND

                              J. R. CAPITAL CORP.,
                             ATLAS-HOMESTEAD, INC.,
                               ATLAS-NAPLES, INC.,
                              ATLAS-LOX ROAD, INC.,
                              ATLAS-RIVIERA, INC.,
                            ATLAS-TRANSOIL, INC. AND
                                ATLAS-DAVIE, INC.
                                ROYAL CROWN, INC.
                         (COLLECTIVELY, THE "PURCHASER")

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
         1.       DEFINITIONS...................................................................................  1
                  1.1      Assumed Executory Contracts..........................................................  1
                  1.2      Assumed Obligations..................................................................  1
                  1.3      Bankruptcy Code......................................................................  1
                  1.4      Bankruptcy Court.....................................................................  1
                  1.5      Bid Procedure Order..................................................................  2
                  1.6      Closing..............................................................................  2
                  1.7      Competing Bid........................................................................  2
                  1.8      Deposit..............................................................................  2
                  1.9      Final Order..........................................................................  2
                  1.10     Gains Tax Undertaking................................................................  2
                  1.11     IRC..................................................................................  2
                  1.12     Motion...............................................................................  2
                  1.13     Permits..............................................................................  2
                  1.14     Purchase Approval Order..............................................................  2
                  1.15     Purchase Price.......................................................................  2
                  1.16     Purchased Assets.....................................................................  2
                  1.17     Real Property........................................................................  2
                  1.18     Secured Tax Liens....................................................................  2

         2.       PURCHASE AND SALE.............................................................................  3
                  2.1      Assets...............................................................................  3
                  2.2       Consideration.......................................................................  4
                  2.3      Purchase Price Adjustment............................................................  4

         3.       ASSUMPTION OF AGREEMENTS. LIABILITIES AND OTHER

         OBLIGATIONS OF SELLER..................................................................................  4
                  3.1      Assumption of Specified Liabilities..................................................  4
                  3.2      Assumed Executory Contracts/Permits..................................................  5
                  3.3      Liens on Purchased Assets............................................................  5
                  3.4      Tax Prorations.......................................................................  5
                  3.5      No Other Liabilities.................................................................  6

         4.       CLOSING.......................................................................................  6
                  4.1      Time and Place.......................................................................  6
                  4.2      Transactions at Closing..............................................................  6

         5.       REPRESENTATIONS AND WARRANTIES OF THE SELLER..................................................  7
                  5.1      Authority; Non-Contravention.........................................................  7
                  5.2      Brokers..............................................................................  7

                                                                                                                PAGE
                                                                                                                ----
         6.       REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................................  7
                  6.1      Organization and Good Standing of Purchaser..........................................  7
                  6.2      Corporate Authority; Binding Effect..................................................  7
                  6.3      Brokers..............................................................................  8

         7.       CONDUCT OF BUSINESS PENDING CLOSING...........................................................  8

         8.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS...............................................  8

         9.       CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS..............................................  9
                  9.1      Representations and Warranties True at Closing.......................................  9
                  9.2      Purchase Approval Order..............................................................  9
                  9.3      BNYFC Undertaking....................................................................  9

         10.      TERMINATION...................................................................................  9
                  10.1     Termination..........................................................................  9
                  10.2     Effect of Termination................................................................ 10

         11.      GENERAL....................................................................................... 11
                  11.1     Costs and Expenses................................................................... 11
                  11.2     Exclusivity.......................................................................... 11
                  11.3     Books and Records.................................................................... 11
                  11.4     Notices.............................................................................. 11
                  11.5     Entire Agreement..................................................................... 12
                  11.6     Governing Law........................................................................ 12
                  11.7     Headings............................................................................. 12
                  11.8     Assigns.............................................................................. 12
                  11.9     Waiver............................................................................... 13
                  11.10    No Implied Rights or Remedies........................................................ 13
                  11.11    Counterparts......................................................................... 13
                  11.12    Severability......................................................................... 13
                  11.13    No Survivability..................................................................... 13

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT is entered into as of the day of May, 1999, by and among ATLAS ENVIRONMENTAL, INC., SOUTH FLORIDA THERMAL SERVICES, INC., FLORIDA SPECIALIZED CARRIERS, INC., KLEENSOIL INT'L., INC., TRANSOIL, INC., WASTE MAGIC RECYCLERS, INC., WASTE MAGIC RECYCLERS PALM BEACH, INC., WASTE MAGIC RECYCLERS CENTRAL, INC., HOMESTEAD LANDFILL & RECYCLING MGMT. CO., NAPLES RECYCLING RESOURCES, INC., SOUTH FLORIDA RECOVERY, INC. and ROYAL CROWN CARTING, INC. (collectively, the "Company"), and any affiliate or related entity of the foregoing companies holding title or any other interest of any kind, nature or description in any of the assets to be purchased hereunder, as their interests may appear and Soneet R. Kapila, as Trustee (the "Trustee" and together with the Company, the "Seller"), and J.R. CAPITAL CORP. ("Capital"), ATLAS-HOMESTEAD, INC. ("Homestead"), ATLAS-NAPLES, INC. ("Naples"), ATLAS-LOX ROAD, INC. ("Lox"), ATLAS-RIVIERA, INC. ("Riviera"), ATLAS-TRANSOIL, INC. ("Transoil"), ATLAS-DAVIE, INC. ("Davie") and ROYAL CROWN, INC. ("Royal"), each of which is a Florida corporation (collectively, the "Purchaser").

         WHEREAS, the Company is engaged in the waste management and soil remediation business (the"Business");

         WHEREAS, on January 14, 1997, the Company has filed a petition seeking relief under Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 Proceeding");

         WHEREAS, the Seller desires to sell and Purchaser desires to purchase substantially all of the assets of the Company on the terms and subject to the conditions set forth herein;

         WHEREAS, the Trustee has been appointed to serve as trustee in the Chapter 11 Proceeding with authority to manage and operate the Company and to sell the assets thereof;

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, Purchaser and the Seller agree as follows:

         1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                  1.1 ASSUMED EXECUTORY CONTRACTS has the meaning set forth in
Section 3.2 hereof.

                  1.2 ASSUMED OBLIGATIONS has the meaning set forth in Section
3.1 hereof.

                  1.3 BANKRUPTCY CODE means the United States Bankruptcy Code, 11 U.S.C. ss.ss.101 ET Seq. -- ----

                  1.4 BANKRUPTCY COURT means the United States Bankruptcy Court for the Southern District of Florida.

                  1.5 BID PROCEDURE ORDER has the meaning set forth in the Motion.

                  1.6 CLOSING and "Closing Date" have the respective meanings set forth in Section 4.1 hereof.

                  1.7 COMPETING BID has the meaning set forth in Section 10 hereof.

                  1.8 DEPOSIT means the deposit of $200,000 paid by the Purchaser to the Trustee upon execution of this Agreement.

                  1.9 FINAL ORDER means any order entered by the Bankruptcy Court that is both final and nonappealable pursuant to the Bankruptcy Code (11 U.S.C. 101 et. seq.), the Federal Rules of Bankruptcy Procedure and any applicable local rules for the United States Bankruptcy Court for the Southern District of Florida.

                  1.10 GAINS TAX UNDERTAKING has the meaning set forth in
Section 3.1 hereof.

                  1.11 IRC means the Internal Revenue Code of 1986, as amended.

                  1.12 MOTION means the motion, dated April 19, 1999 (Case No. 97-20203- BKC-RBR) submitted by the Trustee to the Bankruptcy Court seeking entry of an order (I) scheduling hearings to approve (A) the sale of substantially all of the Company's assets, free and clear of all liens, claims and encumbrances other than tax liens, pursuant to 11 U.S.C sections 105 and 363 and the assumption and assignment of certain executory contracts, unexpired leases and permits pursuant to 11 U.S.C. section 365, and approving agreement with BNY Financial Corporation and (B) on an emergency basis, bidding procedures and a break up fee, (II) approving bidding procedures and break up fee and (III) approving the sale of substantially all of the Company's assets and approving agreement with BNY Financial Corporation.

                  1.13 PERMITS has the meaning set forth in Section 2.1(ix) hereof.

                  1.14 PURCHASE APPROVAL ORDER means the order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, a copy of which is attached hereto as Exhibit 4.

                  1.15 PURCHASE PRICE has the meaning set forth in Section 2.2 hereof.

                  1.16 PURCHASED ASSETS has the meaning set forth in Section 2.1 hereof.

                  1.17 REAL PROPERTY has the meaning set forth in Section 2.1(vi) hereof.

                  1.18 SECURED TAX LIENS means any liabilities of the Company owed to governmental units for taxes that were (a) due and owing as of the Closing Date and (b) are secured by liens against the Purchased Assets as of the Closing Date.

         2.       PURCHASE AND SALE.

                  2.1 ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller shall sell, assign, transfer and deliver to Purchaser on an "as is, where is" basis, with no representations or warranties of any kind, nature or description, except as otherwise specifically set forth herein, and Purchaser shall purchase, acquire and take assignment and delivery of, all the right, title and interest of the Seller in and to all of the tangible and intangible assets owned by the Company relating to the Business or used in the conduct of the Business and which are set forth in this Agreement (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation, the following:

                           (i) Outstanding Accounts Receivable (other than any receivable owed by Wastemasters, Inc. or any affiliate) owned by the Company on the Closing Date (as defined herein), including any prepaid Accounts Receivable;

                           (ii) All of the Company's Automotive Vehicles, as more particularly set forth on Schedule "A";

                           (iii) All Equipment owned by the Company, as more particularly set forth in Schedule "B";

                           (iv) All of the Company's service parts, tools and shop equipment and related goods used or maintained in connection with the Purchased Assets ("Miscellaneous Items");

                           (v) All of the Assumed Executory Contracts (as defined below), to the extent assignable;

                           (vi) The Company's real property (the "Real
Property") wherever located;

                           (vii) Any claims and/or causes of action the Company may have against USA Waste, Inc. whether contingent or non-contingent;

                           (viii) The proceeds of any causes of action or claims the Company, or any party acting on behalf of the bankruptcy estates of the Company realizes from any third party by commencement of litigation or otherwise, either pre- or post-closing equal to fifty percent (50%) of the gross recovery, including any credits or setoffs, up to a maximum of $500,000 in total to be paid to Purchaser exclusive of the $2,000,000 Contribution Fund (as defined in the Motion);

                           (ix) All permits and licenses held by the Company and necessary or desirable to the operation of the Business to the extent the same are transferable ("Permits"); and

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



                           (x) All other personal property of the Seller, of any kind or nature, not specially identified above;

together with all deposits relating to the Assumed Executory Contracts payables assumed by Purchaser and financial assurances provided to permitting agencies, furniture and fixtures, supplies, leases, licenses, trademarks and tradenames, franchises, executory contracts, goodwill, and other rights of the Company as a going concern and other assets directly used in connection with the operation of the business of every kind, nature and description, wheresoever located and whether or not carried or reflected on the books and records of the Company. The Purchased Assets shall specifically exclude only the assets of the Company as set forth on Schedule"C" ("Excluded Assets").

                  2.2 CONSIDERATION. The consideration (the "Purchase Price") for all of the Assets shall consist of Twenty-Two Million Four Hundred and Two Thousand Dollars ($22,402,000.00) in cash, subject to adjustment pursuant to the terms of Section 2.3 below. In addition to the Purchase Price, Purchaser will assume the Company's obligation to pay, pursuant to the terms of this Agreement, the items listed in Sections 3.1 (i)-(iii) and 3.2 hereof

                  2.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price shall be (i) increased by an amount equal to the amount by which the indebtedness due BNY Financial Corporation ("BNYFC") increases as the result of the accrual of interest, charges and expenses as set forth in BNYFC's pro-petition loan documentation with the Company from and after March 31, 1999 through the Closing Date and (ii) decreased by an amount, if any, by which the allowed BNYFC claim is less than $22,402,000.00 through the Closing Date.

                  2.4 PAYMENT. Except as otherwise provided herein, the Purchase Price shall be payable at the Closing.

         3.       ASSUMPTION OF AGREEMENTS. LIABILITIES AND OTHER
OBLIGATIONS OF SELLER.

                  3.1 ASSUMPTION OF SPECIFIED LIABILITIES. At the Closing, subject to the terms and conditions of this Agreement, Purchaser shall assume and agree to pay, perform, fulfill and discharge the following specified liabilities and obligations of the Company as and when the same become due and payable to the extent provided herein (collectively, the "Assumed Obligations"):
(i) any current outstanding non-tax payables as of the Closing Date (other than payables due to Wastemasters, Inc. or any of its affiliates) in an amount not to exceed $800,000 in the aggregate, (ii) Secured Tax Liens, and (iii) the amount of all taxes attributable to the gain, including the gain attributable to the Tax Gross Up Amounts, (as defined below) arising from the consummation of the sale and transfer by Seller to Purchaser pursuant to this Agreement (the "Tax Gross Up Amounts"). In no event shall the aggregate Tax Gross Up Amounts exceed $400,000. In calculating the Tax Gross Up Amounts, the Seller shall apply any offsets, expenses, refunds, credits and deductions which may reduce the Company's tax liability (collectively, the "Tax Reductions"), in compliance with the Internal Revenue Code. The undertaking referred to in the immediately preceding clause (iii) is referred to herein as the "Gains Tax Undertaking". The Gains Tax Undertaking shall be guaranteed by BNYFC consistent with Section 9.3 hereof. Seller shall apply any and all Tax Reductions in compliance with the Internal Revenue Code.

                  3.2 ASSUMED EXECUTORY CONTRACTS/PERMITS. As of the date hereof, the Company is a party to certain executory leases, contracts and licenses which are necessary to the conduct of the Business relating to the Purchased Assets (the "Executory Contracts"). A list of the Executory Contracts to be assumed by Purchaser is annexed hereto as Schedule "D." Seller shall take all action reasonably necessary in order to assume and assign such specified Executory Contracts to Purchaser, or its designees, in accordance with the Bankruptcy Code. Upon entry by the Bankruptcy Court of the Purchase Approval Order, (i) such Executory Contracts shall be assumed by the Seller and assigned to Purchaser, and such assumption and assignment shall be effective as of the closing of the transactions contemplated hereby ("Assumed Executory Contracts") and (ii) Purchaser shall assume the Assumed Executory Contracts and agree to perform, comply with and be bound by all terms, conditions and covenants of the Assumed Executory Contracts to be performed after the Closing, including without limitation paying and discharging, as and when due, all amounts due under the Assumed Executory Contracts after the Closing. The Seller shall pay all "cure" amounts required to assume the Assumed Executory Contracts. Additionally, the Company shall assign all Permits, to the extent permitted by law, which are necessary to the conduct of the Business, to the Purchaser.

                  3.3 LIENS ON PURCHASED ASSETS. All of the Purchased Assets shall be conveyed and/or assigned to Purchaser free and clear of all liens, claims, encumbrances or interests in or upon the Purchased Assets, including but not limited to those liens, claims and encumbrances previously granted by the Company to BNYFC, except (i) liens held by BNYFC to secure indebtedness owed to BNYFC if and only if BNYFC shall agree, in its sole and absolute discretion, to allow Purchaser to assume some or all of the indebtedness due it from the Company and BNYFC and Purchaser agree that the Purchased Assets shall be subject to such liens, claims and encumbrances of BNYFC to secure such indebtedness (the amount of which shall be deemed cash equivalent for purposes hereof), and (ii) the Secured Tax Liens and the Gains Tax Undertaking, all in accordance with Sections 363(f) and 365 of the Bankruptcy Code, respectively. Notwithstanding the foregoing, (i) the Purchased Assets comprised of Equipment (as such term is defined in the New York Uniform Commercial Code) shall be conveyed to Purchaser or its designees subject to any validly perfected purchase money security interests; and (ii) Real Property shall be conveyed to Purchaser subject to the consent decrees issued by state and local environmental agencies. Purchaser shall pay any documentary stamp taxes due on the transfer of the real estate at closing.

                  3.4 TAX PRORATIONS. Notwithstanding the foregoing, Purchaser does not assume any liability for any debt owed to a governmental unit for taxes or other debts that became due and payable after December 31, 1998 except for the Gains Tax Undertaking and as hereinafter set forth in this Section 3.4. All personal property taxes, ad valorem taxes, real property taxes and intangible taxes for calendar year 1999 shall be prorated on the Closing Date based on the taxes paid for calendar year 1998. On the Closing Date Seller shall deposit in a segregated account within the Company's bankruptcy estate an amount equal to the Company's pro rata share of such 1999 taxes calculated in accordance with the provisions of the preceding sentence (the "Estimated Tax Amount"). Subject to any adjustment required pursuant to this section 3.4, the entire Estimated Tax Amount shall be released to Purchaser, without further order of the Bankruptcy Court, within 10 days after Purchaser presents to Trustee a 1999 tax bill. In the event the actual taxes due are more or less than the estimated taxes escrowed, Purchaser and Seller shall adjust the amount due to reflect actual taxes owed. In the event Purchaser appeals the 1999 real and personal property tax assessments, Seller shall receive its pro rata portion of any net reduction (after Purchaser's costs and expenses incurred in connection with such appeal, including attorney's fees.)

                  3.5 NO OTHER LIABILITIES. Except as otherwise required in connection with the assumption of the Assumed Executory Contracts, the Assumed Obligations, the Gains Tax Undertaking and any other obligations agreed to in this Agreement the Seller acknowledges that the Purchaser is not offering to assume, and agrees that Purchaser shall not assume, any contracts, obligations or liabilities of Seller, including, without limitation, obligations with respect to taxes that do not constitute Secured Tax Liens, other than those contracts, obligations, or liabilities that may be designated in writing to Seller by Purchaser prior to the Closing.

         4.       CLOSING.

                  4.1 TIME AND PLACE. The closing of the sale of the Purchased Assets (the "Closing") shall occur on the first business day after the satisfaction of all conditions precedent set forth in Section 8 or 9 hereof, as the case may be, and the Purchase Approval Order becomes a Final Order, and in no event later than May 28, 1999, unless Purchaser or Seller, as applicable, in its sole discretion, elects to close either prior to the Purchase Approval Order becoming a Final Order, without the satisfaction of one or more of the conditions precedent set forth in Section 8 or 9 hereof, as applicable, or subsequent to May 28, 1999 (the "Closing Date"). If a qualified overbid for the Purchased Assets is accepted from a party other than the Purchaser, the closing of such sale shall occur on or prior to May 28, 1999 unless otherwise agreed in writing by the successful bidder and the Seller.

                  4.2      TRANSACTIONS AT CLOSING.  At the Closing:

                          (a) Purchaser shall pay the Purchase Price, as
adjusted, to the Trustee.

                           (b) The Seller shall duly execute and deliver to
Purchaser a bill of sale or bills of sale (the "Bill of Sale"), bargain and sale deed (without covenants) with respect to the owned Real Property (the "Deeds") each of which shall be in substantially the forms attached hereto as Exhibits 1 and 2, respectively, and such certificates of title and other instruments of assignment or transfer or related agreements or documents with respect to the Purchased Assets as the Purchaser may reasonably request and as may be necessary to vest in Purchaser all of the

Seller's right, title and interest in and to the Purchased Assets free and clear of any and all liens, security interests, encumbrances, pledges, claims, charges, mortgages, other restrictions, and other interests whether contingent, perfected or unperfected other than any liens specifically contemplated hereby.

                           (c) Purchaser and Seller shall duly execute and
deliver one or more instruments of assignment and assumption (collectively, the "Instrument of Assignment and Assumption"), substantially in the form attached hereto as Exhibit 3 with respect to the Assumed Executory Contracts.

                           (d) Purchaser and Seller shall duly execute and/or
deliver such other certificates, documents, agreements and third party consents as are required or contemplated to be executed and/or delivered at the Closing pursuant to the terms of this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Purchaser as of the date hereof, and as of the Closing Date, as follows:

                  5.1 AUTHORITY; NON-CONTRAVENTION. Subject to and after giving effect to the approval and authority of each of the Bid Procedure Order and the Purchase Approval Order, and compliance with applicable requirements of the Bankruptcy Code, (a) Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (b) this Agreement has been duly executed and delivered by Seller and (assuming due execution and delivery by Purchaser) constitutes Seller's legal, valid and binding obligation, enforceable against it in accordance with its terms.

                  5.2 BROKERS. Seller has not retained, utilized or been represented by any investment banker, broker or finder in connection with the transactions contemplated by this Agreement.

         6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as of the date hereof and as of the Closing as follows:

                  6.1 ORGANIZATION AND GOOD STANDING OF PURCHASER. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  6.2 CORPORATE AUTHORITY; BINDING EFFECT. Subject to and after giving effect to the approval and authority of each of the Bid Procedure Order and the Approval Order, and compliance with applicable provisions of the Bankruptcy Code, Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly executed and delivered by Purchaser and (assuming due execution and delivery by the Seller) constitutes Purchaser's legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms.

                  6.3 BROKERS. Purchaser has not retained, utilized or been represented by any investment banker, broker or finder in connection with the transactions contemplated hereby.

         7. CONDUCT OF BUSINESS PENDING CLOSING. Prior to the Closing, Seller shall continue to operate its business in the ordinary course and consistent with past practices and shall use commercially reasonable efforts and diligence to preserve the business operations of Seller intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings of Seller and to preserve the goodwill of its suppliers, customers, community and others having relations with Seller.

         8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the Closing shall be subject to the satisfaction at or prior to the Closing within the time periods pursuant to which each of the following conditions is required to be met pursuant to this Agreement and recognizing that time is of the essence (to the extent noncompliance is not waived in writing by Purchaser in Purchaser's sole and absolute discretion):

                           (a) The representations and warranties made by the
Seller in or pursuant to this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

                           (b) The form of the Purchase Approval Order shall (x)
be acceptable to Purchaser and to BNYFC, (y) provide for the proceeds to be paid at Closing to BNYFC, minus such amounts, if any, as BNYFC may agree in its sole and absolute discretion to contribute to Seller's estate.

                           (c) The Seller shall have assumed and assigned to
Purchaser in accordance with the applicable provisions of the Bankruptcy Code, the Assumed Executory Contracts and, to the extent permitted by applicable law, any permits and licenses which are listed on Schedule D hereto;

                           (d) The Purchaser shall be satisfied, in its
reasonable discretion, that there shall have been no material adverse change in the Purchased Assets or in the Company's business or business prospects (and no adverse ruling of the Bankruptcy Court regarding the Contractor Agreement and Lease Agreements between Seller and National Resource Recovery Ltd. referred to on Schedule D attached hereto that would affect the assignment thereof) since the date hereof;

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



                           (e) A closing no later than May 28, 1999, unless such
date is extended by Purchaser, in its sole discretion;

                           (f) The bankruptcy estates of the Company provide
releases of any and all claims that they may have of any kind or nature against BNYFC;

                           (g) The letter agreement between Seller and BNYFC
dated April 15, 1999 has been approved as part of the Purchase Approval Order by the Bankruptcy Court;

                           (h) Seller shall have continued to pay all of the
accounts payable and taxes of the Company as they become due up to the Closing Date; and

                           (i) BNYFC shall have agreed to provide Purchaser with
a loan sufficient to pay the Purchase Price, including all adjustments and assumed liabilities, and provide working capital for the continued operations, all under terms and conditions satisfactory to Purchaser and to be advanced on or before the Closing Date.

                           (j) A competitive bid procedure whereby competing
bidders may submit competing bids (each, a "Competing Bid") shall have been held in compliance with the Bid Procedure Order entered by the Bankruptcy Court on April 29, 1999.

         9. CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to satisfaction at or prior to the Closing of the following conditions (to the extent noncompliance is not waived in writing by Seller in Seller's sole and absolute discretion):

                  9.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by Purchaser in or pursuant to this Agreement shall be true and correct in all material respects when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

                  9.2 PURCHASE APPROVAL ORDER. The form of the Purchase Approval Order shall (x) be acceptable to Seller, (y) provide for the proceeds to be paid at closing to BNYFC, minus such amounts, if any, as BNYFC may agree in its sole and absolute discretion to contribute to the Seller's estate.

                  9.3 BNYFC UNDERTAKING. Seller shall have received an undertaking from BNYFC to guarantee Purchaser's obligations to Seller pursuant to Section 3.1(iii) above, in form and substance reasonably satisfactory to Seller on or before the Closing Date.

         10.      TERMINATION.

                  10.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                           (a) by mutual written consent of Purchaser and
Seller;

                           (b) by Purchaser:

                               (i) if Seller is in material breach or default
under any of its representations, warranties, covenants or agreements set forth in this Agreement;

                               (ii) if the Closing does not occur by May 28,
1999, except if the failure to close is due to Purchaser's refusal to close by such date notwithstanding Seller's satisfaction of all of its obligations under this Agreement and compliance with Section 8 above in all respects;

                               (iii) if a Competing Bid is accepted by Seller or
approved by the Bankruptcy Court pursuant to the Bid Procedure Order; or

                               (iv) if any of the conditions set forth in
Section 8 hereof have not been satisfied within the required time periods set forth herein.

                           (c) by Seller:

                               (i) if Purchaser is in material breach of any of
its representations, warranties, covenants or agreements set forth in this Agreement;

                               (ii) if the Closing does not occur on or before
May 28, 1999, except if the failure to close is due to Seller's refusal to close by such date notwithstanding Purchaser's satisfaction of all of its obligations under this Agreement and compliance with Section 9 above in all respects;

                               (iii) if any of the conditions set forth in
Section 9 hereof have not been satisfied within the time periods set forth herein; or

                               (iv) if a Competing Bid is accepted by Seller or
approved by the Bankruptcy Court pursuant to the Bid Procedure Order.

                  10.2     EFFECT OF TERMINATION.

                           (a) In the event of the termination of this Agreement
pursuant to paragraphs (a), (b)(ii), (iii) or (iv), or (c)(ii), (iii) or (iv) of
Section 10.1, this Agreement shall forthwith become null and void and have no further force or effect, and none of the parties hereto nor any of their respective directors, officers, shareholders, affiliates, representatives or advisors shall have any further obligation or liability under the provisions of this Agreement.

                           (b) Upon the closing of a sale of the Purchased
Assets pursuant to a Competing Bid, Seller shall, on the date of such closing, pay to Purchaser a break-up fee in immediately available funds in the amount of $200,000.

                           (c) The Deposit, with interest accrued thereon, if
any, shall be returned to Purchaser or its designees upon the earliest to occur of (i) the date on which the Bankruptcy Court enters a Purchase Approval Order designating a Competing Bidder as the successful purchaser of the Purchased Assets, or (ii) the date of the Closing if the Purchaser is the successful purchaser of the Purchased Assets pursuant to a Purchase Approval Order or (iii) May 28, 1999.

         11.      GENERAL.

                  11.1 COSTS AND EXPENSES. All costs and expenses of the preparation, execution and consummation of this Agreement and the agreements and transactions contemplated hereby, including without limitation legal, accounting, administrative costs and expenses and other costs, fees and expenses shall be the sole responsibility and obligation of the party incurring the same.

                  11.2 EXCLUSIVITY. Except as may be required by the Bankruptcy Court or the Bankruptcy Code, at all times during the period commencing on the date hereof and ending on the earlier of the Closing or the termination of this Agreement pursuant to Section 10 hereof, neither the Seller nor its respective agents, affiliates, directors, officers, employees and principals shall solicit any other offer or proposal for the sale of all or any part of the assets of the Company (including any higher or better offer), except in accordance with the Bid Procedure Order. Seller shall promptly advise Purchaser of any inquiries or other communications, other than pursuant to the Bid Procedures Order concerning the purchase of all or any of its assets received from any third party after the date hereof.

                  11.3 BOOKS AND RECORDS. Purchaser shall maintain all books and records of the Company after the Closing Date. Purchaser shall, however, upon reasonable written notice provide the Trustee with full access to the Company's books and records during normal business hours for any reason, including, without limitation, for review, analysis or photocopying. Notwithstanding anything to the contrary herein, Purchaser's obligations under this Section 11.3 shall continue until the Chapter 11 Proceeding is finally closed or, if the Chapter 11 Proceeding is converted to a case under Chapter 7 of the Bankruptcy Code, until such case under Chapter 7 of the Bankruptcy Code is finally closed.

                  11.4 NOTICES. All notices, demands or other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if mailed by certified mail, return receipt requested, postage prepaid, or sent by written facsimile transmission, as follows:

                  If to Seller, to:

                           Soneet R. Kapila, Trustee
                           1000 South Federal Highway
                           Suite 200
                           Fort Lauderdale, Florida 33316

                  with a copy sent concurrently to:

                           Holland & Knight, LLP
                           701 Brickell Avenue
                           Suite 3000
                           Miami, Florida 33131
                           Attn: Craig Rasile, Esq.

                  If to Purchaser, to:

                           J.R. Capital Corp.
                           16224 N.W. 82nd Place
                           Miami Lakes, Florida 33016
                           Attention: Mr. Jack A. Casagrande

                  with a copy sent concurrently to:

                           Linda G. Worton, Esq.
                           Greenberg Traurig, P.A.
                           1221 Brickell Avenue
                           Miami, Florida 33131

                  11.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement for all purposes.

                  11.6 GOVERNING LAW. The validity and construction of this Agreement shall be governed by and construed in accordance with (i) the laws of the State of Florida, without regard to principles of conflicts of law or choice of law, applicable to agreements made and to be performed entirely within such State and (ii) Title 11 of the Bankruptcy Code, where applicable.

                  11.7 HEADINGS. The headings of Sections and Subsections are for reference only and shall not limit or control the meaning thereof.

                  11.8 ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this

Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of each of the parties hereto.

                  11.9 WAIVER. Either party hereto at its sole and exclusive option may from time to time waive any condition precedent, covenant, representation, warranty or other provision of this Agreement provided that such waiver is in writing and duly signed by such party.

                  11.10 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than Seller and Purchaser and their respective affiliates, any rights or remedies under or by reason of this Agreement.

                  11.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  11.12 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

                  11.13 NO SURVIVABILITY. The representations and warranties set forth herein shall not survive the Closing of the transactions contemplated hereby.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

                                        J.R. CAPITAL CORP.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-HOMESTEAD, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-NAPLES, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-LOX ROAD, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-RIVIERA, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-TRANSOIL, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS-DAVIE, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ROYAL CROWN, INC.

                                        By: /s/ JACK R. CASAGRANDE
                                           ------------------------------------
                                        Name: Jack R. Casagrande
                                        Title: President

                                        ATLAS ENVIRONMENTAL, INC.,
                                        SOUTH FLORIDA THERMAL
                                        SERVICES, INC., FLORIDA
                                        SPECIALIZED CARRIERS, INC.,
                                        KLEENSOIL INT'L., INC.,
                                        TRANSOIL, INC., WASTE MAGIC
                                        RECYCLERS, INC., WASTE MAGIC
                                        RECYCLERS PALM BEACH, INC.,
                                        WASTE MAGIC RECYCLERS CENTRAL,
                                        INC., HOMESTEAD LANDFILL &
                                        RECYCLING MGMT.CO., NAPLES
                                        RECYCLING RESOURCES, INC.,
                                        SOUTH FLORIDA RECOVERY, INC.
                                        and ROYAL CROWN CARTING, INC.

                                        By: /s/ SONEET R. KAPILA
                                           -------------------------------------
                                         Soneet R. Kapila, as Chapter 11 Trustee